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                                                                Exhibit 99.16


                  CONSENT OF FIRST UNION SECURITIES, INC.


We hereby consent to the use of our opinion letter dated October 20, 1999 to the Board of Directors of Pierce Leahy Corp. attached as Annex G to the Joint Proxy Statement/Prospectus which forms a part of the Registration Statement on Form S-4 of Pierce Leahy Corp. (the "Prospectus") and to the references to our firm in the Prospectus under the headings "Summary--The Merger--First Union Securities, Inc. Says the Consideration to be Received by Pierce Leahy Shareholders Is Fair," "The Merger--Background of the Merger," "--Pierce Leahy's Reasons for the Merger; Recommendations of the Pierce Leahy Board" and "--Opinion of Pierce Leahy's Financial Advisor." In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder and we do not thereby admit that we are experts with respect to any part of the Registration Statement under the meaning of the term "expert" as used in the Securities Act.

                                              FIRST UNION SECURITIES, INC.


                                          By: /s/ Wellford L. Sanders, Jr.
                                              ------------------------------
                                              Name:  WELLFORD L. SANDERS, JR.
                                              Title: MANAGING DIRECTOR